Exhibit 5.1










                                                              March 1, 1996



Key Energy Group, Inc.
255 Livingston Avenue
New Brunswick, NJ 08901

         Re:      Registration Statement on Form S-4
                  5,679,962 shares of Common Stock, par value $.10 per share

Dear Sir or Madam:

         In accordance with the Securities Act of 1933, as amended, Key Energy Group, Inc., a Maryland corporation ("Key"), will register 4,929,962 shares of Common Stock (the "Acquisition Shares"), par value $.10 per share (the "Common Stock"), five-year warrants ("Warrants") to purchase an aggregate of 750,000 shares of Common Stock at an exercise price of $6.75 per share and the 750,000 shares of Common Stock issuable upon the exercise of the Warrants (collectively, with the Acquisition Shares, the "Shares" ) by filing a registration statement on Form S-4 (the "Registration Statement") with the Securities and Exchange Commission (the "Commission"). This opinion is furnished to you to be filed as
Exhibit 5.1 to the Registration Statement. The Shares will be issued as consideration under the Agreement and Plan of Merger, dated November 18, 1995, as amended, providing for the merger of WellTech, Inc. with and into Key.


         We have acted as counsel to Key in connection with the preparation of the Registration Statement, and we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Registration Statement, the Articles of Incorporation of Key, as amended to date, as well as a proposed amendment to such Articles of Incorporation, corporate records, certificates and statements of officers and accountants of Key and of public officials, and such other documents as we have considered necessary in order to furnish the opinion hereinafter set forth.

         We express no opinion herein as to the laws of any jurisdiction other than The Commonwealth of Massachusetts. Insofar as this opinion involves matters of Maryland law, we have relied solely upon the opinion of Piper & Marbury L.L.P., a copy of which is filed with the Registration Statement as Exhibit 5.2.

         In rendering this opinion, we have assumed that Key's charter amendment to, inter alia, increase the total number of authorized shares of Common Stock from 10,000,000 to 25,000,000 has been approved by the stockholders of Key and that Articles of Amendment and Restatement reflecting the same have been filed with the State of Maryland.

Key Energy Group, Inc.
March 1, 1996
Page 2



        Based on and subject to the foregoing, we are of the opinion that the Shares and the Warrants have been duly and validly authorized by Key and, when issued, said Shares and the Warrants will be validly issued, fully paid and nonassessable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm made therein under the caption "Legal Matters." In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.


                                             Very truly yours,


                                            /s/ SULLIVAN & WORCESTER LLP
                                             SULLIVAN & WORCESTER LLP